Exhibit 99(c)(2)

Asia Satellite Telecommunications Holdings Limited

Materials for Independent Non-Executive Directors

3 March 2007

Disclaimer

This presentation was prepared exclusively to serve as a platform for discussion and does not carry any right of publication or disclosure. Neither this presentation nor any of its contents may be used for any other purpose without the prior consent of Calyon / CLSA. The information in this presentation reflects prevailing conditions and Calyon / CLSA’s judgement as of this date, all of which are accordingly subject to change. Specifically, the recommendations contained in this report represent Calyon / CLSA’s judgement only. The information and statistical data have been obtained from sources Calyon / CLSA believes to be reliable but in no way are warranted by Calyon / CLSA as to accuracy or completeness.

ITEMS FOR DISCUSSION TODAY

Agenda

•	To address issues raised by the Independent Non-Executive Directors at the last meeting with CLSA held on Tuesday 27 February 2007

•	To review CLSA’s analyses as to the fairness of the Proposals and the Share Offer Price

•	To discuss CLSA’s conclusion and opinion as to the fairness of the Proposals and the Share Offer Price

I.	Issues Raised by the INEDs on 27 February 2007

TWO KEY ISSUES WERE RAISED BY THE INEDs

Issue	Description	CLSA Comments	Resolution
Reasons for the Proposals	• INEDs expressed concerns as to the reasons advanced by the Offeror for proposing to privatise the Company	• In the IFA letter, the reasons for the privatisation are only noted by CLSA, they are not used in our conclusion or opinion	• INEDs to discuss their view of the reasons and to discuss with CLSA if they wish
	• INEDs requested CLSA to express an opinion on such reasons	• The fairness of the Share Offer Price is to be opined on by CLSA • CLSA is happy to discuss the reasons for the privatisation with the INEDs if they so wish	• INEDs may also relay to the Company that they wish to see further disclosure in the Scheme Document regarding the Offeror’s reasons for the Proposals

Fair Value of AsiaSat

•      INEDs expressed concern at not having the comfort of a “fair” or “intrinsic” value of the company

•      Without this additional datapoint, it was difficult to assess Buena Vista’s claims

•      US counsel advised that it was customary to conduct some form of DCF valuation

•      Although not customary in the Hong Kong context, DCF valuations are sometimes conducted to assess the fairness of an offer price

•      The use of an additional metric to provide a data point as to “fair” value would be useful in the current context

• CLSA has prepared a DCF model • The “fair” value of the Company is further discussed in this paper

II.	Fair Value of the Company

FAIR VALUE RANGE FOR THE COMPANY

Key Assumptions

•	Forecast period 2007-2014

•	2007-2011 based on budget forecast provided by the Company and revenue growth for remaining 3 years assumed to be 3%

•	2008 and 2009 revenue reflects expected loss of revenue in China business

•	Long-term depreciation/amortisation of HK$300m matched by LT capex assumption of HK$300m

Fair Value Range

III.	CLSA’s Analyses of the Fairness of the Proposals

CLSA HAS USED 5 KEY METRICS TO ASSESS FAIRNESS

Metric	Description
Precedent Privatisation Premiums	• Successful privatisations by way of a scheme • 2002 to current giving a total of 16 transactions • Comparison of the Share Offer Price to (1) premiums to various closing prices and (2) NAV per share

Precedent Transactions in the Sector	• Review of M&A transactions in the satellite industry • 2004 to current giving a total of 5 transactionsV • Comparison of the Share Offer Price to implied (1) EV/EBITDA and (2) P/E multiples

Trading Comparables

•        Review of other global listed satellite companies comparable to the Company

•        Sample group drawn from US, Europe and Asia giving a total of 10 comparable companies

•        Comparison of the Share Offer Price to (1) P/E and (2) forward EV/EBITDA multiples

Historical Trading & Liquidity

•        Review of the Company’s historical share price performance and liquidity

•        2005 to current

•        Comparison of the Share Offer Price to closing prices for the Company over various periods and against the highest price of HK$15.95 in August 2005

DCF & Analyst Consensus

•        Discounted cashflow analysis performed by CLSA 2007-2014

•        Fair value range derived from sensitivity in WACC and terminal growth rate

•        Consideration of DCF valuation consensus of research analysts covering the Company

PRECEDENT PRIVATISATION PREMIUM RANGES

Premium to Various Closing Prices

Premium

Premium/Discount to NAV per share

NAV Premium/Discount

PRECEDENT TRANSACTIONS IN THE SATELLITE INDUSTRY

EV/EBITDA

EV/EBITDA (x)

Price to Earnings

Price to Earnings (x)

TRADING COMPARABLES

2006 P/E

2007 P/E

HISTORICAL TRADING AND LIQUIDITY

Trading and Liquidity

Historical Prices and Volume

	Average Daily Closing Price HK$	Highest Closing Price (HK$)	Lowest Closing Price (HK$)	Average Daily Trading Volume (Shares)
2005
1st quarter	14.66	15.00	14.20	129,781
2nd quarter	14.12	15.10	13.50	201,008
3rd quarter	14.61	15.95	13.60	121,474
4th quarter	13.51	14.90	12.95	162,160

2006
1st quarter	13.39	14.85	12.20	210,969
2nd quarter	13.27	14.00	13.00	288,513
3rd quarter	13.04	13.30	12.28	146,134
4th quarter	13.88	15.00	12.90	116,297

2007
1 January - Pre-Suspension Date	13.84	14.00	13.54	193,250

Comparisons of the Share Offer Price

•	The Share Offer Price represents an :

-	approximate 30.7% premium over the closing price of HK$14.00 of AsiaSat Shares as quoted on the Stock Exchange on the Pre-Suspension Date;

-	approximate 32.5% premium over the average daily closing price of AsiaSat Shares of HK$13.81 during the Review Period;

-	approximate 14.7% premium over the highest daily closing price of AsiaSat Shares of HK$15.95 during the Review Period; and

-	approximate 14.4% premium over the Possible MGO Share Offer Price of HK$16.00.

DCF FAIR VALUE RANGE AND ANALYST CONSENSUS

OTHER CONSIDERATIONS

Consideration	Description
Offeror’s Intention

•      The Offeror has stated its intention to maintain the existing businesses of AsiaSat and that it does not intend to introduce any major changes to the existing operating and management structure of AsiaSat

No Increase Statement

•      The Offeror has stated it will not increase the Share Offer Price or the Possible MGO Offer Price, except in the event of a competing offer

•      Rule 18.3 of the Takeovers Code prohibits amending terms of offer after an no increase statement, except in wholly exceptional circumstances

Competing Offer

•      The Offeror has a 68.9% interest in AsiaSat

•      It has stated it has no intention of accepting any competing offer (if any)

•      Without the support of the Offeror, it is unlikely a competing offer would be made by a third party

Public Float	• In the event that public float falls below 25%, trading in AsiaSat Shares may be suspended until sufficient public float is restored

Possible MGO Offer Price	• The Possible MGO Offer Price is HK$ 16.00 • The Share Offer Price of HK$18.30 is significantly higher than the Possible MGO Offer Price

IV.	Conclusions and opinion

THE SHARE OFFER PRICE IS FAIR AND REASONABLE

Factor	Description
Business Prospects

•        Competitive environment for satellite service providers in the Asia Pacific region due to the persistent oversupply of transponder capacity and the slow introduction of new applications in the region

Historical Trading and Liquidity	• The historical share performance has been unsatisfactory and persistent low levels of liquidity

Premium to Historical Trading & Other Prices

The Share Offer Price represents premiums to:

-        The average daily closing price of AsiaSatShares in various periods;

-        The highest closing price of AsiaSat shares since 1 January 2005;

-        The Possible MGO Offer Price

Precedent Privatisation Premiums	• The Share Offer Price represents a significant premium to the average and mean NAV premium in precedent privatisation transactions

Precedent Transactions in the Sector

•        P/E and EV/EBITDA implied by the Share Offer Price are lower than those of the Precedent Transactions

•        However, all of the Precedent Transactions involved European and US targets which arguably enjoy more favourable operating conditions than satellite operators in the Asia Pacific region

DCF	• the Share Offer Price is within our DCF analysis result range and above all other analysts’ DCF valuations (except for GS which adopts the Share Offer Price as fair value)

Other Factors	• No increase statement and therefore very unlikely that the Share Offer Price will be increased • Statement that the Offeror will not accept a competing offer